                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

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     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        True North Communications Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

[LOGO OF TRUE NORTH]                              Notice of 1999
                                                  Annual Meeting of
                                                  Stockholders and
                                                  Proxy Statement

Dear Stockholder:

   In only four years since its inception as a holding company, True North has tripled in size, added a second global agency network, greatly strengthened its Diversified Companies group, and achieved leadership in the all-important digital interactive arena.

   1998 was a landmark year for True North, and year-end earnings exceeded Wall Street expectations. Total net income, excluding unusual items, was up 25.7% with income from operations up 29.4%, representing one of the biggest year-to-year increases the company has posted in the last decade. In True North's four years of existence, revenues have risen from $400 million to $1.2 billion.

   In 1998, we strengthened our global capabilities by adding a second global agency network, Bozell Worldwide, to our portfolio that already included FCB Worldwide. We continued to build global networks for our public relations, interactive, promotions, and direct marketing companies. True North now has more than 300 operations in 83 countries serving domestic clients as well as 25 global clients.

   In addition, Bozell's Poppe Tyson and True North's Modem Media were combined to form one of the largest interactive companies in the world. This gives True North a significant advantage as we face almost endless possibilities in the changing communications landscape. After filing with the Securities and Exchange Commission, Modem Media . Poppe Tyson went public in February 1999 while True North continues to remain a majority owner.

   As we move into the next millennium, True North is well-positioned to anticipate and leverage the forces of global change. I am completely confident that David Bell, who took over the helm when I retired on March 31, has the talent to move True North to new heights as we approach the 21st Century.

   This proxy statement contains details of the upcoming Annual Meeting. You will also find an enclosed proxy card to place your vote on significant business issues.

   Thank you for sharing in True North's continued growth and success. Your support is the backbone of this company.

                                          Best regards,

[SIG OF BRUCE MASON]
                                          Bruce Mason*

  * Bruce Mason was the founding Chief Executive Officer of True North. He retired as of March 31, 1999.

[LOGO OF TRUE NORTH]

                    Notice of Annual Meeting of Stockholders
                                  May 26, 1999

TIME                     10:00 a.m. central time on Wednesday, May 26, 1999.

PLACE The University of Chicago, Graduate School of Business Conference Center--Sixth Floor, 450 North Cityfront Plaza, Chicago, Illinois.

ITEMS OF BUSINESS        (1)To elect 12 directors.

                         (2) To approve the amended and restated True North
                             Stock Option Plan.

                         (3) To ratify the appointment of Arthur Andersen LLP
                             as True North's independent accountants.

                         (4) To consider such other business as may properly
                             come before the meeting.

RECORD DATE              You are entitled to vote if you were a stockholder at
                         the close of business on Monday, March 29, 1999.

VOTING BY PROXY          Please submit a proxy as soon as possible so that
                         your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

                                          By order of the Board of Directors,


                                                  DALE F. PERONA
                                                    Secretary

This proxy statement and accompanying proxy card are being distributed on or about April 13, 1999.

                      1999 ANNUAL MEETING OF STOCKHOLDERS

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Questions and Answers About the Proxy Materials and the Annual Meeting.....   1
  Why am I receiving these materials?......................................   1
  What is the purpose of the annual meeting?...............................   1
  Who is entitled to vote?.................................................   1
  What constitutes a quorum?...............................................   1
  How do I vote?...........................................................   1
  May I change my vote after I return my proxy card?.......................   2
  How do I vote my 401(k) plan shares?.....................................   2
  What are the Board's recommendations?....................................   2
  What vote is required to approve each item?..............................   2

Proposals to be Voted Upon.................................................   3
  Proposal 1--Election of Directors........................................   3
  Proposal 2--Approval of the Amended and Restated Stock Option Plan.......   5
  Proposal 3--Appointment of Independent Auditors..........................   7
  Other Business...........................................................   8

Board Structure and Compensation...........................................   8
  Board and Committee Information..........................................   8
  Board Compensation.......................................................   9

Executive Compensation.....................................................  10
  Summary Compensation Table...............................................  10
  Stock Options............................................................  12
  Long-Term Incentive Plan Awards in the Last Fiscal Year..................  13
  Supplemental Pension Plan................................................  13
  Compensation Committee Report............................................  13
  Employment Agreements....................................................  16

Certain Relationships and Related Transactions.............................  19

True North Performance Graph...............................................  20

Stock Ownership............................................................  21

Additional Information.....................................................  22
  Submission of Stockholder Proposals......................................  22
  Proxy Solicitation Costs.................................................  22
  Section 16(a) Beneficial Ownership Reporting Compliance..................  22

Appendix A--Amended and Restated Stock Option Plan......................... A-1

                        TRUE NORTH COMMUNICATIONS INC.

                                April 13, 1999

                               ----------------

                                Proxy Statement

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 26, 1999

                QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
                            AND THE ANNUAL MEETING

Why am I receiving these materials?

   The Board of Directors of True North Communications Inc. is providing these proxy materials to you and soliciting your proxy in connection with True North's annual meeting of stockholders to be held on May 26, 1999, beginning at 10:00 a.m. central time, at the University of Chicago Graduate School of Business Conference Center--Sixth Floor, 450 North Cityfront Plaza, Chicago, Illinois, and at any postponements or adjournments thereof. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

What is the purpose of the annual meeting?

   At True North's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, the approval of True North's amended and restated Stock Option Plan and the ratification of the appointment of True North's independent auditors. In addition, True North's management will report on performance during fiscal 1998 and respond to questions from stockholders.

Who is entitled to vote?

   Only stockholders of record at the close of business on the record date, March 29, 1999, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, and will therefore permit the conduct of business at the meeting. As of the record date 47,068,666 shares of True North common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

   If you complete and properly sign the accompanying proxy card and return it in the envelope provided, it will be voted as you direct. If you are a registered stockholder, you may attend the meeting and vote in person.

May I change my vote after I return my proxy card?

   Yes. You may change your proxy instructions at any time prior to the vote at the annual meeting. If you are a registered holder you may accomplish this by filing with the Secretary of True North either a notice of revocation or a duly executed proxy bearing a later date. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the meeting. For shares held in "street name" you may change or revise your proxy instructions by submitting new voting instructions to your broker or nominee.

How do I vote my 401(k) plan shares?

   If you participate in the True North Retirement Plan or the True North Profit Sharing and Savings Plan for BJK&E, you may vote an amount of shares of common stock equivalent to the interest in True North's common stock credited to your accounts under such plan as of the record date. You may vote by instruction to the trustee for the plan in which you participate pursuant to an instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions received on or before May 21, 1999. If you do not send instructions to your plan's trustee, the share equivalents credited to your accounts and any shares then allocated to a suspense account under the plan will be voted by the trustee in the same proportion that the trustee votes the share equivalents for which it does receive timely instructions.

What are the Board's recommendations?

   If you sign and return your proxy card but do not complete it by giving instructions as to how to vote, proxy holders named on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board's recommendations, along with a description of each item, are set forth in this proxy statement. In summary, the Board recommends a vote:

    . FOR election of the nominated slate of directors (see page 3);

    . FOR approval of the amended and restated True North Stock Option Plan
      (see page 5); and

    . FOR ratification of the appointment of Arthur Andersen LLP as True
      North's independent auditors (see page 7).

   With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

   Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "Withhold Authority" with respect to any nominee will not affect the vote on the election of that nominee, although it will be counted for purposes of determining whether there is a quorum. There is no cumulative voting as to any matter, including the election of directors.

   Other Items. The approval of the amended and restated True North Stock Option Plan requires the affirmative vote of a majority of the votes cast on that proposal, provided that the total number of votes cast represents more than 50% of the outstanding shares of True North common stock entitled to vote at the meeting. The ratification of the appointment of Arthur Andersen LLP requires the affirmative vote of the holders of a majority of the shares present either in person or by proxy and entitled to vote on that matter. A properly executed proxy marked "Abstain" with respect to either such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a vote against the proposal.

   If you hold your shares in "street name" through a broker, New York Stock Exchange rules permit your broker to exercise voting discretion with respect to certain "routine" matters. Thus, if you do not give your broker specific instructions, your shares may be voted on "routine" matters but will not be voted on "non-routine" matters. Broker non-votes will not be counted in determining the number of shares necessary for approval of any proposal for this meeting. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum. The election of directors and the appointment of independent auditors are considered "routine" matters under the relevant NYSE rules, and there will therefore not be any broker non-votes with respect to those matters.

                          PROPOSALS TO BE VOTED UPON

Proposal 1--Election Of Directors

   There are 12 nominees for election to the Board this year. All of the nominees have served as directors since the last annual meeting, except for Ronald W. Bess and Marilyn R. Seymann, who were appointed directors by the Board in January 1999, and Joseph A. Califano, Jr., H. John Greeniaus and Donald L. Seeley, who are slated for election at this year's annual meeting. These five individuals will stand for election as directors by the stockholders for the first time at this year's annual meeting. All directors are elected annually to serve until the next annual meeting or until their respective successors are elected. If any nominee is unable to accept nomination or election, which the Board of Directors has no reason to anticipate will occur, shares represented by proxies will be voted for the election of such other person as the Board of Directors may recommend unless the Board of Directors chooses to reduce the number of directors.

   The Board of Directors recommends a vote FOR the election to the Board of each of the nominees described below.

   The following sets forth information as to each nominee for election at the annual meeting, including age as of March 15, 1999, principal occupation and employment during the past five years, directorships in other publicly-held companies and period of service as a director of True North:

David A. Bell.............  Mr. Bell was named Chairman and Chief Executive
Director since December     Officer of True North in March 1999, and has
1997                        served as a director since December 1997. From
Age 55                      1994 through March 1999, Mr. Bell served as
                            President and Chief Executive Officer of Bozell
                            Worldwide, Inc., a subsidiary of Bozell, Jacobs,
                            Kenyon & Eckhardt, Inc., a True North subsidiary
                            ("BJK&E").

Ronald W. Bess............  Mr. Bess has served as President of Foote, Cone &
Director since January      Belding Worldwide, a True North subsidiary, since
1999                        its formation in 1998, and as a director of True
Age 52                      North since January 1999. From 1996 to 1998, Mr.
                            Bess held other senior executive positions with Foote, Cone & Belding Advertising, Inc. Prior to that time, Mr. Bess was President of Bayer, Bess &
                            Vanderwarker, an agency that was acquired by Foote, Cone & Belding Advertising, Inc. in 1996.

Joseph A. Califano, Jr. ..  Mr. Califano has served as Chairman of the Board
Slated for Election in      and President of The National Center on Addiction
May 1999                    and Substance Abuse at Columbia University since
Age 67                      1992. He is also an adjunct professor of public
                            health at Columbia University's Medical School and
                            School of Public Health. Mr. Califano is Founding
                            Chairman of the Board of the Institute for Social and Economic Policy in the Middle East at the Kennedy School of Government at Harvard University and is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano served as Secretary of the United States
                            Department of Health, Education, and Welfare from
                            1977 to 1979. He was Special Assistant for
                            Domestic Affairs to the President of the United
                            States from 1965 to 1969. Mr. Califano is a director of Authentic Fitness Corporation,
                            Automatic Data Processing, Inc., HealthPlan
                            Services Corporation, Kmart Corporation and The
                            Warnaco Group, Inc.

Donald M. Elliman, Jr. ...  Mr. Elliman has served as a director and an
Director since December     Executive Vice President of Time Inc. since 1993.
1997                        Mr. Elliman was the President of Sports
Age 54                      Illustrated from September 1992 through January
                            1998 and held various senior sales and marketing and publishing positions with Time Inc. since
                            1967. Mr. Elliman is also a director of Modem
                            Media . Poppe Tyson, Inc.

H. John Greeniaus.........  Mr. Greeniaus has served as President of HJG-Force
Slated for Election in      LLC, a consulting firm, since January 1999. From
May 1999                    1992 through his retirement in December 1997, Mr
Age 54                      Greeniaus served as Chairman and Chief Executive
                            Officer of Nabisco, Inc. He also held other senior executive positions with Nabisco, Inc. prior to 1992. Mr Greeniaus is a director of Primedia Inc.
                            and CCL Industries Inc.

Leo-Arthur Kelmenson......  Mr. Kelmenson has served as Chairman of BJK&E
Director since December     since 1987, and has served as Chairman of Bozell
1997                        Worldwide since 1997. He was also named Chief
Age 72                      Executive Officer of Bozell Worldwide in March
                            1999. Mr. Kelmenson is also a director of Tower
                            Air, Inc.

Michael E. Murphy.........  Mr. Murphy is currently retired and formerly
Director since May 1997     served as a director and held various senior
Age 62                      executive positions with Sara Lee Corporation from
                            1979 through October 1997. Mr. Murphy is a director of GATX Corporation, Payless Shoe Source,
                            Inc., Bassett Furniture Industries, Incorporated and American General Corporation.

Charles D. Peebler, Jr. ..  Mr. Peebler has served as President of True North
Director since December     and as Chairman and Chief Executive Officer of
1997                        True North Diversified Companies since December
Age 62                      1997. Following the annual meeting, Mr. Peebler
                            will assume the title of Chairman Emeritus of True
                            North. Mr. Peebler served as Chief Executive
                            Officer and President of BJK&E from 1986 to 1998.
                            Mr. Peebler is also a director of Valmont
                            Industries, Inc.

J. Brendan Ryan...........  Mr. Ryan has served as Chairman and Chief
Director since 1994         Executive Officer of Foote, Cone & Belding
Age 56                      Worldwide since March 1996. Prior thereto he held
                            other senior executive positions with Foote, Cone
                            & Belding.

Donald L. Seeley..........  Mr. Seeley has served as Executive Vice President,
Slated for Election in      Chief Financial Officer of True North since June
May 1999                    1997. Following the annual meeting, Mr. Seeley
Age 55                      will assume the title of Vice Chairman and Chief
                            Financial Officer. From 1993 through June

                            1997, Mr. Seeley was Chief Executive Officer of The Alexander Consulting Group. Mr. Seeley is also a director of Modem Media . Poppe Tyson, Inc.

Marilyn R. Seymann........  Ms. Seymann has served as President and Chief
Director since January      Executive Officer and a director of M ONE, Inc.
1999                        since 1991. Ms. Seymann is also a director of
Age 56                      Beverly Enterprises and Community First
                            Bankshares, Inc.

Stephen T. Vehslage.......  Mr. Vehslage is a consultant and was a Senior Vice
Director since 1974         President of Corning Franklin Health Inc. from
Age 59                      1995 to 1996. Prior thereto he held various senior
                            executive positions with IBM Corporation.

   There are no family relationships between any of the foregoing persons.

Proposal 2--Approve the Amended and Restated True North Stock Option Plan

Proposed Changes

   There will be presented to stockholders at the annual meeting a proposal to approve the amended and restated True North Stock Option Plan (the "Stock Option Plan"). The proposed amended and restated Stock Option Plan provides that an additional 3,700,000 shares are available for grants of stock options and other awards under the Stock Option Plan (with a specific limit of 700,000 shares for restricted stock awards) and that the expiration date of the Stock Option Plan is extended to 10 years from the date of this approval (May 26, 2009). These changes are reflected in the amended and restated Stock Option Plan, which is set forth as Appendix A hereto.

   After evaluating the operation of the Stock Option Plan, the True North Board adopted the amended and restated Stock Option Plan in March 1999, subject to stockholder approval.

Background Information

   The Stock Option Plan was first adopted in 1968, and has been amended from time to time. The most recent such amendment requiring stockholder approval was approved by the stockholders in December 1997. The Stock Option Plan has been amended subsequent to that time by the True North Board to add a restricted stock feature to the Stock Option Plan. As currently in effect, the Stock Option Plan allocates 12,114,000 shares of True North common stock for grants of options, stock appreciation rights and restricted stock. The proposed amended and restated Stock Option Plan would increase this number to 15,814,000, with a specific limit of 700,000 for restricted stock awards.

   As of December 31, 1998, options under the Stock Option Plan were granted and outstanding to purchase a total of 6,926,210 shares at an average option price of $20.47 per share (including 86,468 shares granted under the Company's Outside Director Stock Option Plan), 3,428,723 shares had been issued on the exercise of options granted under the Stock Option Plan and the Outside Director Stock Option Plan, and 555,052 shares were no longer available under the Stock Option Plan because of the exercise of stock appreciation rights, the grant of awards under a prior Restricted Stock Incentive Plan, or the grant of awards under the new restricted stock feature of the Stock Option Plan. As of December 31, 1998, a total of 1,389,303 shares remained available for grants of additional awards under the Stock Option Plan (including 185,288 shares that have been added back upon the expiration of stock options). Awards that terminate, expire or lapse without the issuance of shares may be added back to the number of shares authorized for issuance under the Stock Option Plan.

Description of the Amended and Restated Stock Option Plan

   General. The Stock Option Plan provides for the grant of options to purchase shares of common stock, the award of stock appreciation rights and the award of restricted stock to employees of, and certain other key individuals (other than directors who are not employees of True North) who perform services for, True North or its applicable subsidiaries. Each grant will be determined on the basis of the participant's responsibilities and current and potential future contributions to the success of True North and its subsidiaries. Stock option awards are principally intended for senior management employees, although all employees are eligible to receive awards under the Stock Option Plan. Under the terms of the Stock Option Plan, options and other awards may be granted at any time prior to May 26, 2009. Prior to this amendment and restatement, the Stock Option Plan was scheduled to expire on November 17, 2001.

   Amendment and Administration. Subject to stockholder approval requirements for certain amendments, the Board of Directors has full authority to amend or discontinue the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors, and options, stock appreciation rights and restricted stock may be awarded only by the Compensation Committee.

   Stock Options. Options granted may be non-qualified stock options or incentive stock options. The option price in each instance cannot be less than 100% of the current fair market value of the shares at the time the option is granted. Virtually all options granted to date have a term of ten years from the date of grant. Options vest and are thereby exercisable at such time as the Compensation Committee determines when granting the option.

   If the employment or service of an option holder is terminated, the vested portion of the option expires at a time determined by the Compensation Committee when granting the option, which expiration time is typically one year after termination due to incapacity or death and 90 days after the date of termination for any other termination other than for cause. If the employment or service of an option holder is terminated for cause, the option typically expires on the date of such termination.

   Stock Appreciation Rights. Stock appreciation rights may be granted in connection with an option either concurrently with the option or any time thereafter prior to the exercise or expiration of such option. A stock appreciation right cannot be exercisable before the option holder can exercise the related option and expires or terminates no later than such related option. A stock appreciation right entitles the option holder to receive upon exercise (subject to withholding taxes), the fair market value on the date of exercise of the shares to which such right relates minus the option price of those shares. Payment in such event to an option holder may be made either in shares of common stock, valued at the fair market value on the date of exercise, or (with the consent of the Compensation Committee) in cash or a combination thereof. There are no stock appreciation rights currently outstanding.

   Restricted Stock. A restriction period is established by the Compensation Committee for each restricted stock award granted under the Stock Option Plan. A restricted stock award may be subject to such vesting conditions, including performance measures, as the Compensation Committee establishes. Except as otherwise may be determined by the Compensation Committee, shares of restricted stock will be subject to forfeiture if the holder does not remain continuously employed during the restriction period, or, if the restricted stock is subject to performance measures, if such performance measures are not attained during the restriction period. Unless otherwise determined by the Compensation Committee, the holder of a restricted stock award will have rights as a stockholder of True North, including the right to vote and receive dividends with respect to the shares of restricted stock.

   Individual Awards. The maximum number of shares with respect to which options or stock appreciation rights may be granted during any calendar year to any person is 300,000. Awards of stock options under the Stock Option Plan in 1998 to the Chief Executive Officer and the four other most highly compensated executive officers of True North are shown elsewhere in this Proxy Statement under the heading "Executive Compensation--Stock Options." Options for 857,000 shares were granted to all executive officers as a group in 1998. No restricted stock or stock appreciation rights were granted to executive officers in 1998.

Tax Considerations

   Stock Options. A participant receiving an option under the Stock Option Plan will not recognize taxable income upon the grant of the option, but will, in the case of a non-qualified stock option, recognize compensation taxable as ordinary income at the time of exercise in the amount of the difference between the option price and fair market value of the shares purchased on the date of exercise. A participant receiving an incentive stock option will not recognize income at the time of exercise, but will recognize income or loss upon disposition of the shares, which may be ordinary income or capital gain (or loss), or both, depending on the length of time the shares have been held. Upon exercise of an option, True North will be entitled to a deduction as compensation expense in an amount equal to the amount taxable to the participant as ordinary income.

   Stock Appreciation Rights. Persons who are granted stock appreciation rights do not recognize any taxable income upon such grant. Upon exercise, the individual will recognize taxable compensation in an amount equal to the fair market value of any shares delivered and/or cash received. This amount will be deductible by True North as compensation expense.

   Restricted Stock. A person granted shares of restricted stock generally will not recognize taxable income at the time of grant and True North will not be allowed a deduction for federal income tax purposes at that time. However, a person granted such shares may elect to recognize taxable compensation in the year of the grant in an amount equal to the fair market value of the shares at the time of grant by filing a section 83(b) election to such effect with the Internal Revenue Service within 30 days after the grant. If shares with respect to which a person has made the above-described section 83(b) election are later forfeited, no deduction will be allowed to the person with respect to such forfeiture. If no section 83(b) election is made, a person granted shares of restricted stock will recognize taxable compensation in an amount equal to the fair market value of the shares at the time the shares are no longer subject to forfeiture. Any dividends paid on shares of restricted stock prior to the date on which the person recognizes taxable compensation with respect to the shares will be taxable to the person as additional compensation rather than as ordinary dividends. True North will be allowed a deduction for federal income tax purposes at the time the person recognizes taxable compensation equal to the amount of compensation recognized by such person.

   The Board of Directors recommends a vote FOR the adoption of the amended and restated True North Stock Option Plan.

Proposal 3--Appointment Of Independent Auditors

   The Board of Directors has selected Arthur Andersen LLP as auditors of True North for fiscal 1999. This firm of independent public accountants has served True North in this capacity since 1943. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will have the opportunity to make a statement and will also be available to respond to appropriate questions.

   The Board of Directors recommends a vote FOR the appointment of Arthur Andersen LLP as auditors for 1999.

Other Business

   As of the date of this proxy statement, True North has no knowledge of any other business that will be presented at the annual meeting. If any other business should properly be brought before the annual meeting or any postponements or adjournments thereof, the proxy holders will vote as recommended by the Board of Directors, or, if no recommendation is given, at their own discretion.

   True North's bylaws provide, in general, that business may be properly brought before the annual meeting by a stockholder only if written notice of the stockholder's intent to bring such business before the meeting is received by the Secretary of True North at least 60 days but no more than 90 days before the date of the annual meeting; provided that, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever is earlier.

                        BOARD STRUCTURE AND COMPENSATION

Board and Committee Information

   The Board of Directors met seven times during 1998. The functions and current members of the Audit, Compensation and Nominating Committees are noted below. W. Grant Gregory and Richard P. Mayer, who are not standing for re-election to the Board of Directors, are listed below as committee members. Each incumbent director attended 75% or more of the aggregate of the number of meetings of the Board of Directors and of any committees on which such director served that were held during 1998 while such person was a director or a member of any such committee.

   Audit Committee--Messrs. Elliman, Gregory, Mayer, Murphy and Vehslage and Ms. Seymann are members of True North's Audit Committee. The Audit Committee's functions are to (1) review and approve True North's internal audit program and the system of internal controls, (2) select independent public accountants for recommendation to the Board of Directors and stockholders for approval, and (3) review with such accountants the scope and results of the annual audit. The Audit Committee met four times during fiscal 1998.

   Compensation Committee--Messrs. Elliman, Mayer, Murphy and Vehslage are members of True North's Compensation Committee. The Compensation Committee is responsible for determining the compensation and other material terms of employment, including the grant of options and other incentive compensation, for employees who are executive officers of True North and reviewing and approving the overall compensation programs and practices of True North. The Compensation Committee met 10 times during fiscal 1998.

   Nominating Committee--Messrs. Elliman, Gregory, Mayer, Murphy, Vehslage and Ms. Seymann are members of True North's Nominating Committee. The Nominating Committee is charged with recommending to the Board of Directors nominees for election as directors. Any stockholders may recommend to the Nominating Committee director candidates for consideration. True North's bylaws provide, in general, that stockholders may directly nominate one or more persons for election as directors at the annual meeting only if written notice of the stockholder's intent to make such nomination is received by the Secretary of True North at least 50 days but no more than 90 days before the date of the annual meeting; provided, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholders to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The Nominating Committee met 20 times during fiscal 1998.

Board Compensation

   Employee directors receive no compensation for their service on the Board of Directors or committees thereof except that Messrs. Mason, Ryan and Seeley remain eligible for a benefit under True North's Directors Part-Time Employment Agreement program. Under this program, an employee director between the ages of 55 and 65 may continue employment on a part-time basis and receive part-time salary payments for five years up to the attainment of age 65. Part-time salary payments are determined as 45% of the highest five-year average total compensation during the prior 10 years of full time employment, reduced by 1/30 for each year of service less than 30 years.

   Non-employee directors are paid an annual retainer of $23,000 for their services. In addition, a per diem fee of $2,000 is paid for Board or committee meetings attended, for work on special assignments or for requested attendance at other management meetings. A per diem fee of $1,000 is paid to non-employee directors for telephonic meetings. Aggregate per diem payments to non-employee directors in fiscal 1998 were $215,000. Non-employee directors may elect to defer all or a part of their annual retainer and per diem allowances. At their election, these deferred amounts may effectively be treated as if they were invested in True North common stock (in which case the deferred amounts are referred to as phantom stock units). Amounts not treated as if invested in True North common stock are credited with earnings at an annual rate of return equal to 1 1/2% above the annual rate of return on five-year U.S. Treasuries. Amounts deferred (including earnings and/or losses credited on such amounts) are paid to each non-employee director in shares of common stock or cash (as elected) at the time he or she leaves the Board of Directors.

   Non-employee directors are also eligible for stock options under the Outside Director Stock Option Plan, which provides for option grants with a 10-year term to non-employee directors in proportion to the total of their annual retainer and per diem allowances. The basis for granting options is a formula tied to annual growth in net income. The Outside Director Stock Option Plan also provides for a one-time grant of options for 4,000 shares upon a non-employee director's initial election to the Board of Directors. Under the terms of the Outside Director Stock Option Plan, in January 1998, Messrs. Gregory and Elliman were each granted options for 4,000 shares at an exercise price of $24.9938 per share, in March 1998, Messrs. Mayer, Murphy and Vehslage were granted options for 2,100, 1,800 and 3,000 shares, respectively, at an exercise price of $26.3188 per share, in January 1999, Ms. Seymann was granted an option for 4,000 shares at an exercise price of $24.6438 per share, and in March 1999, each of Messrs. Elliman, Gregory, Mayer, Murphy and Vehslage was granted an option for 3,300 shares at an exercise price of $23.656 per share. Stock options awarded under the Outside Director Stock Option Plan are immediately exercisable with respect to one-third of the shares covered thereby, and an additional one-third of such stock options become exercisable on each of the next two anniversaries of the date of the grant. In addition, with respect to his work on various special projects, during 1998, Mr. Vehslage was granted an option to purchase 15,000 shares of common stock at an exercise price of $31.50 per share. The special options granted to Mr. Vehslage were immediately exercisable with respect to all of the shares covered thereby.

   Until the recent discontinuance of the Outside Director Retirement Plan, non-employee directors participated in that plan, which provided a retirement benefit to non-employee directors after five years of service on the Board of Directors. The annual benefit is equal to a specified percentage of the annual retainer calculated at 5% times each year of Board service plus 5% times each year that net income growth is 15% or more, subject to a maximum of 10 years. The annual benefit is paid in five annual installments or in a lump sum after retirement from the Board. Mr. Vehslage is the only current director who will receive a benefit under the Outside Director Retirement Plan.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The Summary Compensation Table below shows the compensation for True North's past three fiscal years for its Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executives").

                           Summary Compensation Table

                                       Annual Compensation                  Long Term Compensation
                             ------------------------------------------- -----------------------------
                                                                                      Awards   Payouts
                                                                                    ---------- -------
                                                                         Restricted Securities         All Other
                                                            Other Annual   Stock    Underlying  LTIP    Compen-
                                                              Compen-      Awards    Options/  Payouts  sation
Name and Principal Position  Year Salary($)     Bonus($)(3) sation($)(4)   ($)(5)   SARs(#)(6)   ($)    ($)(7)
---------------------------  ---- ----------    ----------- ------------ ---------- ---------- ------- ---------
Bruce Mason(1)..........     1998 $  600,000     $750,000    $   14,255        --     30,000     --    $440,012
 Chief Executive Officer     1997 $  600,000     $675,000    $   15,163        --     50,000     --    $413,057
 of True North through       1996 $  600,000     $400,000           --         --     42,000     --    $511,759
 March 31, 1999
Leo-Arthur Kelmenson....     1998 $1,024,800     $642,941    $   92,756   $357,263   100,000     --    $ 36,588
 Chairman and Chief          1997 $  870,630     $980,605    $1,250,156        --        --      --    $ 85,378
 Executive Officer of        1996 $  842,635     $867,679    $  206,156        --        --      --    $ 32,532
 Bozell Worldwide
David A. Bell...........     1998 $  830,575     $503,336    $   16,307   $289,414   100,000     --    $  8,143
 Chairman and Chief          1997 $  816,575     $854,091    $   19,838        --        --      --    $ 18,221
 Executive Officer of        1996 $  783,406     $725,000    $   12,700        --        --      --    $ 17,404
 True North beginning
 April 1, 1999
Charles D. Peebler, Jr..     1998 $  600,000(2)  $868,605    $   98,116        --    100,000     --    $ 11,653
 President of True North     1997 $  959,680     $981,525    $  129,836        --        --      --    $ 81,793
 and Chairman and Chief      1996 $  959,680     $965,805    $  107,623        --        --      --    $155,037
 Executive Officer of
 True North Diversified
 Companies
J. Brendan Ryan.........     1998 $  755,600     $126,668    $    8,279   $153,332   130,000     --    $364,413
 Chairman and Chief          1997 $  600,000     $865,500    $   18,531        --     50,000     --    $324,050
 Executive Officer of        1996 $  529,167     $400,000           --         --     22,300     --    $249,526
 FCB Worldwide LLC

----------------
(1) Mr. Mason retired from full-time employment as of March 31, 1999. He continues to serve as a part-time employee pursuant to his Employment Agreement, the terms of which are described below under the heading "Employment Agreements."
(2) In connection with the December 1997 acquisition by True North of BJK&E, Mr. Peebler's annual base salary was reduced for 1998.
(3) Pursuant to the executive bonus program, Messrs. Kelmenson, Bell and Ryan elected to receive a portion of their 1998 bonuses in the form of restricted stock. These restricted stock portions are reflected in the Restricted Stock Awards column. 1998 bonuses for each of Messrs. Kelmenson and Peebler include residual bonuses of $21,605, and, in the case of Mr. Peebler, a $10,000 service award. Bonuses for Messrs. Kelmenson, Bell and Peebler for 1996 and 1997 have been reconstituted to reflect BJK&E's change to a calendar year fiscal year (for comparative purposes, bonuses for these individuals for these years in the 1998 Proxy Statement reflected amounts paid for the fiscal years ending on March 31, 1996 and March 31, 1997). The bonus amount for 1997 for Mr. Ryan includes $202,500, which represents an award of deferred variable incentive compensation. This award vests 20% at the time of the award and 20% on each of the next four anniversaries of the date of the award, and the vested amount, including credited interest, is paid out at termination of employment.

(4) Amounts shown in this column include various fringe benefits, including automobile allowances and drivers, club dues and financial planning. For Mr. Kelmenson, the amount shown in this column includes a $25,500 auto allowance and $54,864 paid to chauffeurs. For Mr. Peebler, the amount shown in this column includes a $23,300 auto allowance and $63,932 paid to chauffeurs.
(5) Amounts included in this column represent the portion of the executive's 1998 bonus that was paid in the form of restricted stock, as elected by the individual pursuant to the executive bonus program. Under this program, if so elected, a portion of the executive's 1998 bonus is paid in the form of restricted stock, and this portion is increased by 15% to recognize the restricted stock vesting requirements. The restricted shares were granted on March 2, 1999 concurrent with the payment of 1998 cash bonuses. Amounts included in this column represent the dollar value of the restricted shares as of that grant date, based on a per share fair market value of $23.785. The total number of restricted shares awarded (before any tax withholding) are as follows: Mr. Kelmenson 15,021 shares, Mr. Bell 12,169 shares and Mr. Ryan 6,447 shares. One-third of these restricted shares were vested as of the March 2, 1999 grant date. The remaining two-thirds of the restricted shares vests over the next two years on the anniversary of the date of grant. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of True North common stock.
(6) The amounts included in this column include stock options granted in 1998 under the True North Stock Option Plan. Options for 30,000 shares were granted to each of Messrs. Mason and Ryan based on 1997 performance. In addition, performance vesting options for 100,000 shares were granted to each of Messrs. Kelmenson, Bell, Peebler and Ryan. Due to his impending retirement, Mr. Mason did not fully participate in the Stock Option Plan for 1998. See below under the heading Stock Options for a further description of these stock option grants.
(7) Amounts shown in this column are for contributions and accruals under compensation and benefit programs for the Named Executives. The amounts are as follows:
    . The Company profit sharing contribution to the True North Retirement
      Plan was $7,551 for 1998 for each of Messrs. Mason and Ryan.
    . The Company matching contribution to the True North Retirement Plan was $3,333 for 1998 for each of Messrs. Mason and Ryan.
    . The Company matching contribution to the True North Stock Purchase
      Integration Plan for 1998 was $46,215 for Mr. Mason and $29,187 for
      Mr. Ryan.
    . The Company contribution to the True North Profit Sharing Integration
      Plan for 1998 was $59,877 for Mr. Mason and $61,756 for Mr. Ryan.
    . The amount accrued under the True North Directors Part-Time
      Employment Agreement for 1998 was $308,645 for Mr. Mason and $251,954 for Mr. Ryan.
    . The Company-paid amount for life insurance for 1998 was $14,391 for Mr. Mason, $28,445 for Mr. Kelmenson, $3,510 for Mr. Peebler and
      $10,632 for Mr. Ryan.
    . The Company profit sharing contribution for 1998 to the True North
      Profit Sharing and Savings Plan for BJK&E was $4,943 for each of Messrs. Kelmenson, Bell and Peebler.
    . The Company matching contribution for 1998 to the True North Profit
      Sharing and Savings Plan for BJK&E was $3,200 for each of Messrs. Kelmenson, Bell and Peebler.

Stock Options

   During 1998, stock option grants covering 4,250,000 shares were awarded to 260 key employees under True North's Stock Option Plan. Each grant was made at the fair market value on the date of the award. For the most part, these options vest over five years and expire in ten years. Performance vesting options (described below under the heading "Compensation Committee Report") vest in seven years or earlier if certain specified True North stock price targets are reached. The option grants in 1998 for the Named Executives are shown in the following table:

                                       Individual Grants
                          --------------------------------------------
                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                       Annual Rates of Stock
                                                                        Price Appreciation
                                                                          for Option Term
                                                                       ---------------------
                          Number of   Percent of
                          Securities Total Options
                          Underlying  Granted to
                           Options   Employees in  Exercise
                           Granted    Fiscal Year   Price   Expiration
Name                        (#)(1)      (%)(2)      ($/Sh)     Date      5% ($)    10% ($)
----                      ---------- ------------- -------- ---------- ---------- ----------
Bruce Mason.............    30,000       0.71%     $27.0625   3/3/08   $  510,584 $1,293,920
Leo-Arthur Kelmenson....   100,000       2.35%     $27.0625   3/3/08   $1,701,946 $4,313,066
David A. Bell...........   100,000       2.35%     $27.0625   3/3/08   $1,701,946 $4,313,066
Charles D. Peebler, Jr..   100,000       2.35%     $27.0625   3/3/08   $1,701,946 $4,313,066
J. Brendan Ryan.........   130,000       3.06%     $27.0625   3/3/08   $2,212,530 $5,606,985

                       Option Grants in Last Fiscal Year

----------------
(1) Options were granted at market price on the date of grant. Subject in certain cases to accelerated vesting upon certain termination of employment events, as set forth in the employment agreements described below under the heading "Employment Agreements," the options for 30,000 shares granted to each of Messrs. Mason and Ryan are exercisable at a rate of 20% per year beginning on the first anniversary of the date of grant, and the options for 100,000 shares granted to each of Messrs. Kelmenson, Bell, Peebler and Ryan are exercisable in full after seven years or sooner (a) as to 50% of the shares if the True North stock price reaches $33.83 for 20 consecutive trading days or (b) as to 100% of the shares if the True North stock price reaches $40.59 for 20 consecutive trading days. Due to his impending retirement, Mr. Mason did not fully participate in the Stock Option Plan for 1998.
(2) The percentages shown in this table are based on total options granted by True North in 1998 on 4,250,000 shares of True North common stock.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

   The number of options exercised during 1998, the number of options held and their value at year end for the Named Executives are shown in the following table:

                           Shares             Number of Securities    Value of Unexercised In-
                          Acquired           Underlying Unexercised   the-Money Options at FY-
                             on     Value   Options at FY-End (#)(1)         End ($)(2)
                          Exercise Realized ------------------------- -------------------------
Name                        (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
----                      -------- -------- ----------- ------------- ----------- -------------
Bruce Mason.............    --       --       235,420      124,280(3) $2,286,982    $651,946(3)
Leo-Arthur Kelmenson....    --       --       255,000      100,000    $5,565,630    $      0
David A. Bell...........    --       --       102,000      100,000    $2,356,251    $      0
Charles D. Peebler, Jr..    --       --       153,000      100,000    $3,339,378    $      0
J. Brendan Ryan.........    --       --       100,700      197,700    $  967,728    $474,315

----------------
(1) Certain of the unexercised options outstanding for Messrs. Kelmenson (255,000 shares), Bell (102,000 shares) and Peebler (153,000 shares) were granted under the BJK&E Stock Option Plan prior to the December 1997 acquisition of BJK&E by True North. For consistency of presentation, the shares underlying these options have been adjusted to reflect the number of shares of True North common stock into which each outstanding share of BJK&E common stock was converted (at an exchange ratio of 0.51 share of True North common stock for each share of BJK&E common stock).
(2) The values shown in the table are based on the $26.875 per share closing price of True North common stock on December 31, 1998, less the exercise price of the options.
(3) All of Mr. Mason's stock options are exercisable upon the March 31, 1999 expiration of his full-time employment.

Long-Term Incentive Plan Awards in Last Fiscal Year

                                    Earnings Performance Plan Awards in 1998
                          ------------------------------------------------------------
                                        Performance          Estimated Future
                                         or Other             Payouts Under
                            Number of     Period       Non-Stock-Price-Based Plans
                          Shares, Units    until    ----------------------------------
                            or Other    Maturation                 Target
Name                       Rights (#)   or Payment  Threshold ($)   ($)    Maximum ($)
----                      ------------- ----------- ------------- -------- -----------
Bruce Mason.............        --             --          --          --        --
Leo-Arthur Kelmenson....        --             --          --          --        --
David A. Bell...........      4,167      1998-2000    $166,680    $416,700  $833,400
Charles D. Peebler, Jr..        --             --          --          --        --
J. Brendan Ryan.........      3,778      1998-2000    $151,120    $377,800  $755,600

   The above table shows earnings performance units ("EPUs") granted in 1998 for the initial three-year performance period under the Earnings Performance Plan, which was approved by stockholders in 1998. EPUs are long-term cash incentives, which are granted to selected senior executives at the discretion of the Compensation Committee of the Board of Directors. Payments earned at the end of the three-year performance period will be based on the increase in True North earnings per share over this three-year period as compared to pre-established targets, as shown in the above table. EPUs granted for the 1998-2000 performance period are two times the normal award because no grants will be made for the 1999-2001 performance period.

Supplemental Pension Plan

   True North previously maintained a defined benefit pension plan, called the True North Supplemental Pension Plan, which covered eligible employees of True North and its subsidiaries, including Mr. Ryan. Effective December 31, 1997, that Plan was terminated. During 1998, the appropriate governmental approvals were obtained and all benefits liabilities were satisfied through lump-sum payments to most Plan participants and through the purchase of insurance company annuity contracts for the remaining Plan participants. Mr. Ryan will receive an annuity of $4,332 per year beginning at age 65.

Compensation Committee Report

   General. The Compensation Committee has sole authority for determining the compensation of the directors and executive officers of True North. Stock option, stock appreciation right, and restricted stock grants for all employees of True North must also be approved by the Compensation Committee, and the Compensation Committee reviews and recommends changes to the overall compensation programs and practices affecting all employees of True North.

   The Compensation Committee is comprised of members of the Board of Directors who qualify as "non-employee directors" for purposes of relevant federal securities regulations and as "outside directors" for purposes of federal tax regulations.

   In addition to decisions regarding specific executive compensation matters, other actions and activities of the Compensation Committee during the year included:

  . Overseeing a comprehensive review of the overall incentive compensation program for executives using both internal staff and external compensation consultants.

  . Approval of stock option grants to 260 key employees totaling 4,250,000 shares during 1998.

   True North Executive Compensation Program. In making compensation decisions in 1998 for executives, the Compensation Committee was guided by the detailed pay-for-performance principles contained in the True North Executive Compensation Program, and by the terms of any applicable employment agreements. The material terms of the employment agreements in place for each of the Named Executives and for Messrs. Bess and Seeley are described below under the heading "Employment Agreements."

   The Executive Compensation Program is the new name for the incentive compensation program that has previously been referred to as the Performance Program. After the acquisition of BJK&E by True North in December 1997, the Compensation Committee commenced an extensive review of this Program, using both internal management and outside consultants. The goal was to develop a comprehensive program covering executives of True North and its subsidiaries that would be competitive with industry standards and would provide incentives to senior executives to improve the overall value of True North for its stockholders. The Executive Compensation Program was implemented beginning in fiscal 1998. The focus of this Program is on total compensation, the components of which are described below.

     Base Salary. For executives, base salary is managed over time to be at the average for comparable positions at competitive multinational advertising agencies. Each of the agencies reported in the peer group for the True North performance graph illustrated below have been included in this group of competitive agencies for purposes of comparison.

     Annual Incentive Compensation. The potential amount of annual incentive compensation is determined by improvement in operating income and revenue versus the prior year and by earnings per share and operating margins for the current year. Actual individual awards of annual incentive compensation are then typically determined by the level of achievement of these measurable objectives. For 1998 annual incentive compensation, many executives elected to have a portion of their bonuses awarded in the form of restricted stock. The portion awarded in restricted stock was increased by a factor of 15% to recognize the applicable vesting restrictions.

     Long-Term Incentives. Long-term incentives are designed to focus senior executives on sustained performance over an extended time horizon. These incentives include stock options and earnings performance units. Stock options reward executives for an increasing stock price. Other than performance vesting stock options (described below), stock options granted in 1998 were based on 1997 performance and were primarily tied to improvement in True North net income versus the prior year. Of the total 4,250,000 1998 stock options reported above, 2,670,000 were awarded based on 1997 performance. These options were granted at the current fair market value, vest over five years and are exercisable over 10 years.

     In addition to the regular 1998 stock option grants (which were based on 1997 performance), certain of the most senior executives were granted performance vesting stock options in 1998 as part of a one-time stock option grant designed to encourage satisfaction of long-term performance objectives. Under this program, a total of 1,580,000 stock options were granted to 28 executives. Performance vesting stock option grants were made at the current fair market value ($27.0625 per share) and vest in seven years, or earlier if specified stock price targets are achieved. Fifty percent of the options vest if the stock price increases by at least

  25% and remains at that level for at least 20 consecutive days, and 100% of the options vest if the stock price increases by at least 50% and remains at that level for at least 20 consecutive days.

     Stock options were also granted in March 1999 as an element of 1998 long-term incentive compensation. Subject to Compensation Committee discretion, the number of options granted to each individual was based on a targeted percentage of his or her annual base salary, and the resulting dollar amount was converted to a share amount using the Black-Scholes option pricing model. These options were granted at the current fair market value, vest over three years and are exercisable over 10 years.

     Earnings performance units are awarded under the True North Earnings Performance Plan, which was approved by stockholders in 1998. The Earnings Performance Plan applies only to the most senior executives, and it is designed to provide incentives to these senior executives to enhance the long-term earnings and stock growth of True North. Earnings performance units are granted for a three-year performance cycle. Cash awards are paid after the end of this three-year period, based on the level of achievement of pre-established performance criteria. The first performance cycle under the Earnings Performance Plan is 1998-2000, and performance during this period will be based on True North's earnings per share growth. The Earnings Performance Plan replaces the deferred variable incentive compensation program as the cash element of long-term incentives for senior executives.


   Chief Executive Officer 1998 Compensation. Bruce Mason was the Chief Executive Officer of True North from May 1991 through March 1999. He also served as the Chairman of the Board from May 1991 through December 1997. Compensation for 1998 for Mr. Mason was based upon the principles of the True North Executive Compensation Program in conjunction with the terms of his employment agreement.

   Mr. Mason's base salary was last changed March 1, 1993. At this level, his base salary remains below the competitive average.

   Mr. Mason's annual incentive compensation for 1998 was $750,000, which equals the variable incentive compensation payable in accordance with the terms of his employment agreement.

   During 1998 Mr. Mason was granted stock options to purchase 30,000 shares of common stock. These stock options were granted based on True North's 1997 earnings.

   Internal Revenue Code Deduction Limit. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to any of the Named Executives. However, this limit does not apply to performance-based compensation if certain requirements, including stockholder approval, are met. Subject to employment contract obligations, the Compensation Committee currently intends to structure stock options, annual and long-term incentives and any other performance-based compensation awarded to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The Compensation Committee continues to consider ways to preserve the deductibility of executive compensation, while complying with contractual obligations and retaining the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

   The Compensation Committee will continue to monitor and review all aspects of the True North Executive Compensation Program.

                                          Richard P. Mayer, Chairman
                                          Donald M. Elliman, Jr.
                                          Michael E. Murphy
                                          Stephen T. Vehslage

                                          Members of the Compensation
                                           Committee

Employment Agreements

   Mason Employment Agreement. Mr. Mason entered into an Employment Agreement with True North effective as of December 1, 1997, as amended. The full-time employment period under Mr. Mason's Employment Agreement has expired effective March 31, 1999. As a result of such expiration, Mr. Mason's stock options became fully exercisable until the end of their full term, and he is employed on a part-time basis through September 30, 2001, and receives annual cash compensation of $1,350,000 and a continuation of benefits. After September 30, 2001, Mr. Mason will participate in True North's Directors Part-Time Employment Agreement program.

   Mr. Mason's Employment Agreement provides that he will not compete with True North or solicit its employees or clients for five years after the end of his full-time employment, except that Mr. Mason may compete with True North by giving True North 60 days' notice prior to commencing competitive activity and by releasing True North from all further obligations under his Employment Agreement other than pursuant to retirement plans.

   Kelmenson Employment Agreement. Pursuant to an Employment Agreement dated as of March 30, 1992, as amended to date, Mr. Kelmenson is employed for a term expiring on March 31, 2001. Mr. Kelmenson's 1998 annual rate of base compensation was $1,024,800. Mr. Kelmenson's Employment Agreement provides that he is eligible to receive annual incentive bonuses, stock options, certain specified fringe benefits and other employee benefits generally available to senior executives.

   Mr. Kelmenson's Employment Agreement provides that he will be a consultant to True North for a term commencing on April 1, 2001 and ending on March 31, 2005. During the term of this consulting arrangement, Mr. Kelmenson will be entitled to receive annual compensation equal to 175% of the sum of 50% of his final annual base compensation plus $35,000. Mr. Kelmenson's Employment Agreement also provides for the continuation of such consulting fees for a specified period of time in the event of Mr. Kelmenson's death during the consulting period.

   If BJK&E fails to elect Mr. Kelmenson as Chairman of the Board of Directors of Bozell Worldwide and a member of the Board of Directors of BJK&E or to continue Mr. Kelmenson in such positions, Mr. Kelmenson shall be entitled to terminate his employment with BJK&E and receive his base compensation through the full-time employment term of his Employment Agreement. In addition, if Mr. Kelmenson terminates his employment with BJK&E due to such an event, he shall become a consultant to BJK&E for four years under the terms described above. Mr. Kelmenson's Employment Agreement also contains a provision prohibiting Mr. Kelmenson from competing with BJK&E or soliciting its employees or clients during a specified time period.

   Bell Employment Agreement. Pursuant to an Employment Agreement dated September 13, 1985, as amended, Mr. Bell is employed for a term expiring on March 31, 2001. Effective April 1, 1999, Mr. Bell assumed his new position of Chairman and Chief Executive Officer of True North. Mr. Bell's current annual base salary is $833,400. Mr. Bell is also eligible to receive annual incentive bonuses and stock options and is entitled to participate in certain fringe benefits and in employee benefit plans generally available to senior executives.

   Mr. Bell's Employment Agreement contains a provision prohibiting Mr. Bell from competing with BJK&E for five years following his resignation or breach of the Employment Agreement. This Employment Agreement also contains a provision prohibiting Mr. Bell from soliciting any BJK&E employees for three years following his termination of employment.

   Peebler Employment Agreement. Mr. Peebler entered into an Employment Agreement with True North effective as of December 30, 1997. Mr. Peebler's Employment Agreement is for a term expiring on December 30, 2001. Mr. Peebler's Employment Agreement provides for a base salary of $600,000 per year and incentive compensation in accordance with True North's Executive Compensation Program; provided, among other things, that the aggregate amount of Mr. Peebler's base salary and incentive compensation for each calendar year shall be not less than $1,350,000.

   Under his Employment Agreement, Mr. Peebler is also entitled to receive stock options, and upon the termination or expiration of Mr. Peebler's term of employment, such stock options (other than 1998 performance vesting stock options in certain cases) shall be fully exercisable until the end of their full term. True North has also agreed to continue to provide $2,000,000 of split-dollar life insurance to Mr. Peebler during the term of his employment and the term of any consultancy period (see below). Mr. Peebler is also entitled to participate in certain fringe benefits and in True North's employee benefit plans generally available to senior executives.

   In the event of the termination of Mr. Peebler's employment by True North without cause or by Mr. Peebler for certain reasons set forth in Mr. Peebler's Employment Agreement (none of which have occurred to date), True North would pay Mr. Peebler a lump-sum payment in an amount equal to three times the sum of his annual base salary and incentive compensation in effect immediately preceding his notice of termination or, if higher, for the immediately preceding calendar year. Mr. Peebler and his wife would also be entitled to continuation of their medical benefits until their respective deaths.

   Mr. Peebler's Employment Agreement also provides that he may, at any time after February 28, 1999 and before June 30, 1999, elect to terminate his employment and, if he so chooses, become a consultant of True North for a five-year period. If Mr. Peebler so elects, he will be entitled to the compensation and benefits to which he would otherwise have been entitled for his otherwise remaining term of employment (i.e., until December 30, 2001), and, for the balance of such five-year period, Mr. Peebler would be entitled to cash compensation equal to 60% of his base salary and incentive compensation in effect immediately preceding his notice of termination or, if higher, for the immediately preceding calendar year. Mr. Peebler and his wife would also be entitled to continuation of their medical benefits until their respective deaths. These consulting benefits would also apply if Mr. Peebler's employment is terminated upon his death or permanent disability, except that the cash benefits shall be paid in a lump sum in these events.

   Mr. Peebler's Employment Agreement also provides that he shall not compete with True North or solicit its employees or clients during the term of his employment, for the unexpired employment term that otherwise would have been remaining but for termination by True North for cause or by Mr. Peebler for certain reasons set forth in the Employment Agreement and for the term of any consultancy, except that Mr. Peebler may compete with True North by giving True North 60 days' notice prior to commencing such competitive activity and by releasing True North from all further obligations under his Employment Agreement.

   Ryan Employment Agreement. Pursuant to an Employment Agreement dated as of December 31, 1996, Mr. Ryan is employed for a term expiring on December 31, 2001. Mr. Ryan's current base salary is $833,400 per year. Mr. Ryan is entitled to incentive compensation in accordance with True North's Executive Compensation Program; provided that the aggregate amount of Mr. Ryan's base salary and incentive compensation for each calendar year shall not be less than $1,000,000. Mr. Ryan is also eligible to receive stock options and to participate in certain fringe benefits and in True North's employee benefit plans generally available to senior executives.

   If Mr. Ryan terminates his employment with True North due to the occurrence of one or more specified events following a change in control (a "Qualifying Termination," as defined in True North's Asset Protection Plan), Mr. Ryan would be entitled to receive the highest annual bonus paid to Mr. Ryan for the three fiscal years prior to the fiscal year in which the change in control occurred (pro-rated through the date of termination), any compensation previously deferred by Mr. Ryan, plus a lump-sum cash amount equal to three times Mr. Ryan's annual salary plus the highest annual bonus awarded to Mr. Ryan over the prior three fiscal years.

   Mr. Ryan's Employment Agreement provides that, in the event of early termination of employment by True North or by Mr. Ryan after the occurrence of one or more specified events (including any material change in the corporate organization or structure of business of True North) (also a "Qualifying Termination"), Mr. Ryan would be entitled to receive his base salary and incentive compensation (subject to a minimum of $1,000,000 per year) through December 31, 2001 or for 12 months, if longer (the "Severance Period"). In connection with True North's December 1997 acquisition of BJK&E, True North and Mr. Ryan agreed that if any of the individuals specified in the provisions of the applicable merger agreement describing the board governance and management structure no longer hold the positions specified, such events would constitute a basis for a Qualifying Termination. Certain of the individuals specified in the provisions of the merger agreement describing board governance and management structure no longer hold the positions specified.

   Mr. Ryan's Employment Agreement also provides that, upon a Qualifying Termination, each stock option then held by Mr. Ryan shall be fully vested and exercisable in full for up to three years (but not beyond ten years after the date of grant of such option and not with respect to 1998 performance vesting stock options in certain Qualifying Termination events) and that Mr. Ryan shall be entitled to receive all vested and unvested amounts in his deferred variable incentive compensation account. During the Severance Period, Mr. Ryan shall be entitled to participate in True North's benefit plans, and, upon expiration of the Severance Period, Mr. Ryan would be entitled to compensation and benefits payable under the Directors Part-Time Employment Agreement program with the benefit calculated at 45% of final average annual compensation and assuming 30 years of credited service. Such Directors Part-Time Employment Agreement benefits will also become payable to Mr. Ryan upon other termination of employment events (other than termination for cause). This Employment Agreement also contains a provision prohibiting Mr. Ryan from competing with True North or soliciting its clients or employees during his employment and during any Severance Period.

   Bess Employment Agreement. Pursuant to an Employment Agreement entered into as of December 1996, as amended, Mr. Bess is employed for a term expiring on December 31, 1999. Mr. Bess's Employment Agreement provides for a base salary of $525,000 per year and incentive compensation in accordance with True North's Executive Compensation Program. Mr. Bess is also eligible to receive stock options and to participate in certain fringe benefits and in True North's employee benefit plans generally available to senior executives.

   Mr. Bess's Employment Agreement also provides that, in the event of early termination of employment by True North or by Mr. Bess after the occurrence of one or more specified events (none of which have occurred to date) (a "Qualifying Termination"), Mr. Bess would be entitled to receive his base salary through December 31, 1999 or for 12 months if longer (the "Severance Period"), plus one year of incentive compensation.

   Mr. Bess's Employment Agreement also provides that, upon a Qualifying Termination, each stock option then held by Mr. Bess shall be fully vested and exercisable in full for up to three years (but not beyond ten years after the date of grant of such option) and that Mr. Bess shall be entitled to receive all vested and unvested amounts in his deferred variable incentive compensation account. During the Severance Period, Mr. Bess shall be entitled to participate in True North's benefit plans. Mr. Bess's Employment Agreement also contains a provision prohibiting him from competing with True North or soliciting its clients or employees during his employment and during any Severance Period.

   Seeley Employment Agreement. Pursuant to an Employment Agreement entered into as of May 1, 1998, Mr. Seeley is employed by True North for successive three-year terms. Mr. Seeley's current base salary is $500,000 per year. In addition, Mr. Seeley is entitled to receive incentive compensation in accordance with True North's Executive Compensation Program. Mr. Seeley is also eligible to receive stock options and to participate in certain fringe benefits and in True North's employee benefit plans generally available to senior executives.

   If Mr. Seeley terminates his employment with True North due to the occurrence of one or more specified events following a change in control (a "Qualifying Termination," as defined in True North's Asset Protection Plan), Mr. Seeley would be entitled to receive the highest annual bonus paid to Mr. Seeley for the three fiscal years prior to the fiscal year in which the change in control occurred (pro-rated through the date of termination), any compensation previously deferred by Mr. Seeley, plus a lump-sum cash amount equal to three times Mr. Seeley's annual salary plus the highest annual bonus awarded to Mr. Seeley over the prior three fiscal years.

   Mr. Seeley's Employment Agreement provides that, in the event of termination of employment by True North or by Mr. Seeley after the occurrence of one or more specified events (none of which have occurred to date) (also a "Qualifying Termination"), Mr. Seeley would be entitled to receive his base salary, incentive compensation and certain continuing benefits for three years (the "Severance Period").

   Mr. Seeley's Employment Agreement provides that, upon a Qualifying Termination, each stock option then held by Mr. Seeley shall be fully vested and exercisable in full for up to three years (but not beyond ten years after the date of grant of such option). During the Severance Period, Mr. Seeley shall be entitled to participate in True North's benefit plans, and, upon expiration of the Severance Period, Mr. Seeley would be entitled to compensation and benefits payable under the Directors Part-Time Employment Agreement program. Mr. Seeley's Employment Agreement also contains a provision prohibiting him from engaging in certain competitive activities with True North during his employment and during any Severance Period.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In connection with the resignation of Richard S. Braddock from his position as non-executive Chairman of the Board of Directors, Mr. Braddock entered into an Agreement with True North as of January 31, 1999. Under that Agreement, Mr. Braddock received a 1998 bonus of $200,000, one year of continued compensation in the amount of $400,000, plus continued medical, dental, and life insurance benefits during that one-year period, and certain continued fringe benefits. In addition, under that Agreement, Mr. Braddock's vested phantom stock benefits were cancelled and in lieu thereof, Mr. Braddock was granted an option for 150,000 shares of True North Common Stock as of December 16, 1998, at an exercise price of $24.125 per share, which was the closing price of such stock on that date. That option was fully vested when granted and will expire on March 31, 2001. Mr. Braddock's Agreement also contains a provision prohibiting Mr. Braddock from competing with True North through February 1, 2000.

   Prior to True North's acquisition of BJK&E in December 1997, Mr. Kelmenson incurred indebtedness to BJK&E, a portion of which has been in the form of short-term advances without interest and a portion of which has been in the form of a short-term advance with 8% per annum interest. The largest amount of such indebtedness since January 1, 1996 was $221,538. As of February 1999, the amount of the indebtedness outstanding was $27,544.

   W. Grant Gregory is the Chairman of and has an interest in Gregory & Hoenemeyer, a firm that provided financial advisory services to BJK&E in connection with its 1997 acquisition by True

North. These services included the review of strategic alternatives, the development of transaction structure, principal negotiation of price, structure, timing, key employment contracts and compensation, board representation and accounting issues and assistance in drafting definitive documentation. For these services, Gregory & Hoenemeyer received from BJK&E a fee of approximately $2.8 million in January 1998.

                         TRUE NORTH PERFORMANCE GRAPH

   The following line graph provides a five-year comparison of cumulative total returns for True North, the S&P 500 Composite Index and an Advertising Index comprised of: True North, The Interpublic Group of Companies, Inc., Omnicom Group Inc., Grey Advertising Inc., Cordiant Communications Group plc
(ADR), Saatchi & Saatchi plc (ADR) and WPP Group plc (ADR).

   The performance graph assumes the investment of $100 on December 31, 1993 in True North common stock, the S&P 500 and the Advertising Index and that all dividends are reinvested.


                                                   1993 1994 1995 1996 1997 1998
                                                   ---- ---- ---- ---- ---- ----
True North........................................ 100   92   82   99  115  127
S&P 500........................................... 100   98  132  159  208  264
Advertising Index................................. 100  108  149  205  315  454

                                STOCK OWNERSHIP

   The following table shows the shares of True North common stock and Phantom Stock Units (which represent deferred directors' fees invested in True North common stock) known by True North to be beneficially owned by each director of True North as of December 31, 1998, each director slated for election at this year's annual meeting, the Named Executives, the directors and executive officers as a group and all beneficial owners of more than 5% of True North common stock as of March 29, 1999.

                                                  Number of
                                                  Shares of Percent  Number of
                                                   Common     of      Phantom
                                                    Stock    Class     Stock
Name                                               (#) (1)  (%) (2) Units (#)(3)
----                                              --------- ------- ------------
David A. Bell....................................   709,075  1.50%        --
Ronald W. Bess...................................    21,308     *         --
Richard S. Braddock..............................   235,525     *       6,304
Joseph A. Califano, Jr. .........................     1,000     *         --
Donald M. Elliman, Jr............................     8,867     *       1,835
H. John Greeniaus................................       --      *         --
W. Grant Gregory (4).............................   126,849     *       1,598
Leo-Arthur Kelmenson.............................   776,246  1.64%        --
Bruce Mason (5)..................................   464,757  1.00%        --
Richard P. Mayer.................................    13,500     *       4,792
Michael E. Murphy................................     9,800     *       2,335
Charles D. Peebler, Jr...........................   919,783  1.95%        --
J. Brendan Ryan..................................   146,177     *         --
Donald L. Seeley.................................    16,898     *         --
Marilyn R. Seymann...............................     2,333     *         --
Stephen T. Vehslage..............................    52,100     *       1,685
All directors and executive officers
 as a group (24 persons)......................... 3,620,700  7.48%     18,549
Northwestern Mutual Life
Insurance Company (6)............................ 2,822,199  6.00%        --
 720 East Wisconsin Ave.
 Milwaukee, WI 53202
Publicis S.A. (7)................................ 4,658,000  9.90%        --
 133 Champs Elysees
 75008 Paris, France
GeoCapital, LLC (8).............................. 2,614,380  5.55%        --
 767 Fifth Ave.
 New York, NY 10153-4590

----------------
*  less than 1%
(1) To the knowledge of True North, each holder has sole voting and investment power with respect to the shares listed unless otherwise indicated. The number of shares includes shares of common stock owned through the True North Retirement Plan and the True North Profit Sharing and Savings Plan for BJK&E as of March 15, 1999. The number of shares has been rounded to the nearest whole share. The number of shares includes shares of common stock subject to options exercisable within 60 days of March 29, 1999 as follows: Mr. Bell 102,000 shares, Mr. Bess 13,920 shares, Mr. Braddock 200,000 shares, Mr. Elliman 3,767 shares, Mr. Gregory 3,767 shares, Mr. Kelmenson 255,000 shares, Mr. Mason 359,700 shares, Mr. Mayer 6,500 shares, Mr. Murphy 6,300 shares, Mr. Peebler 153,000 shares, Mr. Ryan 129,980 shares,

   Mr. Seeley 8,000 shares, Ms. Seymann 1,333 shares, Mr. Vehslage 49,300 shares and all directors and executive officers as a group 1,339,887 shares. The number of shares also includes restricted stock granted in March 1999 (net of any shares withheld for taxes), which represented a portion of 1998 bonus awards, as follows: Mr. Bell 10,835 shares, Mr. Bess 2,545 shares, Mr. Kelmenson 15,021 shares, Mr. Ryan 5,750 shares, Mr. Seeley 5,641 shares and all executive officers as a group 50,852 shares. One third of these restricted shares are vested, and the remaining two-thirds will vest over the next two years.
(2) Shares subject to options exercisable within 60 days of March 29, 1999 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
(3) Represents outside directors' deferred stock account values as of February 28, 1999.
(4) A firm controlled by Mr. Gregory is also a 15% shareholder in Stedman Graham & Partners, which is 40% owned by Bozell Worldwide, Inc., a wholly-owned subsidiary of BJK&E.
(5) Mr. Mason's shares include all of the shares subject to his stock options because vesting was accelerated as of the March 31, 1999 expiration of his full-time employment. Mr. Mason's shares do not include 40 shares owned by his daughters.
(6) Based upon information furnished by Northwestern Mutual Life Insurance Company in a Schedule 13G dated February 9, 1998.
(7) Based upon information furnished by Publicis S.A. in Amendment No. 15 to its Schedule 13D dated February 17, 1999.
(8) Based upon information furnished by GeoCapital, LLC in a Schedule 13G dated February 18, 1998. GeoCapital, LLC has dispositive but not voting power with respect to these shares.

                             ADDITIONAL INFORMATION

Submission Of Stockholder Proposals

   In order to be considered for inclusion in True North's Proxy Statement for its annual meeting to be held in 2000, all stockholder proposals must be received by True North on or prior to December 13, 1999.

Proxy Solicitation Costs

   This solicitation of proxies is being made on behalf of the Board of Directors. Such solicitation of proxies normally will be made by mail. Employees of True North may also solicit proxies by telephone or personal contact, but at no additional compensation. Bankers, brokers and others holding common stock in their names or in the names of nominees will be reimbursed for reasonable expenses incurred in sending proxies and proxy material to the beneficial owners of such shares. True North has retained D.F. King & Co. Inc. to aid in the solicitation of proxies from its stockholders. The fees of such firm are estimated to be $5,000, plus reimbursement of out-of-pocket expenses. The total cost of solicitation of proxies will be borne by True North.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require that directors, officers and beneficial owners of more than 10% of the common stock file certain reports regarding their beneficial ownership of common stock with the Securities and Exchange Commission. All such required reports were timely filed during and for 1998, except that amended Forms 3 were filed for Ronald W. Bess, Terry D. Peigh and Valentine J. Zammit, Charles D. Peebler's Form 5 for 1998 will be filed in April 1999, and Publicis S.A., filed a Form 5 on March 4, 1999.

                                          By order of the Board of Directors,

                                          DALE F. PERONA
                                          Secretary

Dated: April 13, 1999

   A copy of True North's Annual Report on Form 10-K for fiscal 1998 as filed with the Securities and Exchange Commission (without exhibits) will be furnished without charge upon the written request of any stockholder entitled to vote at the meeting directed to the attention of Dale F. Perona, Secretary, at True North's principal executive offices at 101 East Erie Street, Chicago, Illinois 60611-2897.

                                                                     APPENDIX A

                        TRUE NORTH COMMUNICATIONS INC.

                               ----------------

                               STOCK OPTION PLAN

                  (Amended and Restated Effective May, 1999)

   I. Purpose. This Plan is an amendment and restatement, effective May, 1999, of the stock option plan initially adopted by FOOTE, CONE & BELDING COMMUNICATIONS, INC. (the "Corporation") on the 24th day of October, 1968, in order that employees of, and certain other key individuals who perform services for, the Corporation or its subsidiaries may be given an inducement to acquire a proprietary interest in the Corporation and an added incentive to advance the interests of the Corporation. Awards granted under the Plan may include (i) options to purchase shares of the Corporation's common stock in the form of incentive stock options or non-qualified stock options, (ii) stock appreciation rights and (iii) restricted stock awards.

   II. Stockholders. This Plan has been approved by the stockholders of the Corporation.

   III. Stock. The Corporation may, by action of the Compensation Committee of the Board of Directors of the Corporation (the "Board" and the "Committee"), grant awards of stock options, stock appreciation rights and restricted stock under the Plan; provided that no more than 700,000 shares of the Corporation's common stock may be subject to awards of restricted stock under the Plan, and no more than 15,814,000 shares of the Corporation's common stock may be subject to all awards under the Plan (inclusive of shares issued and awards granted under the Corporation's Outside Director Stock Option Plan). For the purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, the maximum number of shares of the Corporation's common stock with respect to which options or stock appreciation rights may be granted during any calendar year to any person shall be 300,000. To the extent that an outstanding award or any portion thereof expires, terminates unexercised or is canceled, the total number of shares of the Corporation's common stock subject to such award shall become available for future awards under the Plan, irrespective of whether a portion of such award has been exercised. Shares of the Corporation's common stock to be delivered under the Plan shall be made available from the Corporation's authorized but unissued common stock or the Corporation's treasury stock, as the Corporation may determine.

   IV. Eligibility for Participation. All employees of, and other individuals (other than directors who are not employees of the Corporation) who perform services for, the Corporation or any subsidiary corporation shall be eligible to participate in this Plan. The term "subsidiary corporation" means any corporation in which this Corporation has a direct or indirect interest equal to 20% or more of the total combined voting power of all classes of stock of such corporation. The Corporation and the foregoing subsidiary corporations are hereinafter collectively called the "Companies" and individually a "Company."

   Anything to the contrary notwithstanding, only employees of the Companies shall be eligible to receive incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options") and no Incentive Stock Option shall be granted under this Plan to an otherwise eligible participant if, immediately after the Incentive Stock Option is granted, he or she owns (including the stock under the Incentive Stock Option award) directly or indirectly 10% or more of the total combined voting power or value of all classes of stock of the Corporation. In addition, to the extent that the aggregate fair market value (determined as of the date of grant) of shares of the Corporation's common stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by an option holder during any calendar year (under the Plan or any other plan of a Company) exceeds $100,000, such options shall not constitute Incentive Stock Options.

   V. Date of Grant. Unless the Committee shall by resolution otherwise expressly provide, the date upon which the Board or the Committee acts to grant an award shall, for all purposes of this Plan or of the award agreement entered into pursuant to such action, be deemed the date upon which such award is granted. From and after such date the participant to whom such action is granted shall have all rights of an award holder as provided in this Plan, without regard to the date upon which a formal written agreement evidencing the grant shall be executed and delivered. Whenever an award is granted under the Plan to a participant, written notice of such grant shall be forthwith given to him or her, pursuant to Article IX hereof.

   VI. Price. The price of the common stock of the Corporation offered to any participant under this Plan by the grant of an option to him or her to purchase such stock shall be such amount as the Committee shall determine; provided, however, that such price shall be in no event less than 100% of the fair market value of such stock on the date of the grant of the option.

   VII. Time of Exercise. Except as hereinafter specified, each option granted under this Plan shall be exercisable at such time as the Committee shall determine when granting such option; provided, however, that each such option shall become exercisable upon a "change in control" (as defined below) of the Corporation. "Change in control" shall mean (i) an acquisition (other than directly from the Corporation) of 15% or more of the beneficial interest in the voting stock of the Corporation by a party other than the Corporation or a Corporation-sponsored benefit plan, or (ii) a change in the Board as a result of which the current directors (together with the successors they nominate or approve for nomination) cease to be a majority of the Board.

   VIII. Expiration of Options. Shares with respect to which a stock option is granted shall not be available for grant of a subsequent stock option to the same participant by cancellation or surrender of such prior stock option. Any stock option granted under this Plan shall by its terms expire no later than 10 years after the date of its grant, and anything herein to the contrary notwithstanding, no exercise as to any shares covered by such option shall be honored on or after the tenth anniversary of the date of grant.

   IX. Notice of Grant. When any grant of any award under this Plan is made to any participant by the Committee, the participant shall be promptly notified of such grant. As soon thereafter as practicable a formal award agreement shall be executed by and between the Corporation and the participant subject to the same conditions and limitations as this Plan.

   X. Termination of Employment or Service. All the terms relating to the exercise, cancellation or other disposition of an option or stock appreciation right and all the terms relating to the satisfaction of performance measures, the termination of the restriction period or any cancellation or forfeiture of a restricted stock award upon a termination of employment with or service to the Companies of the holder of such option, stock appreciation right or restricted stock award whether by reason of permanent incapacity to render services to such Companies of the general nature for which the individual is employed by or engaged to perform for such Companies (which incapacity shall be deemed to exist only upon a duly licensed physician's written certification of it) ("Disability"), retirement, death or other termination, shall be determined by the Committee. Such determination shall be made at the time of the grant of such option, stock appreciation right or restricted stock award and shall be specified in the formal written agreement relating to such option, stock appreciation right or restricted stock award. Notwithstanding the foregoing, an Incentive Stock Option shall expire and become null and void no later than (i) one year after the date of Disability or death with respect to any termination as a result of Disability or death and (ii) 90 days after the date of termination with respect to any other termination; and within such period the participant or his or her executor, administrator, legal representative, designated beneficiary or similar person ("personal representative"), as the case may be, may exercise the Incentive Stock Option to the extent the Incentive Stock Option is exercisable at the date of termination.

   XI. Manner of Exercise. Each exercise of an option granted hereunder shall be made by the delivery by the participant (or his or her personal representative, as the case may be) of written notice of such election to the Corporation, at such office as it may designate by agreement with the participant, stating the number of shares with respect to which the option is being exercised. No shares shall be issued until full payment therefor shall have been made as provided below. Delivery of the shares may be made at the office of the Corporation or at the office of a transfer agent appointed for the transfer of shares of the Corporation, as the Corporation shall determine. Shares shall be registered in the name of the participant or his or her personal representative, as the case may be. Neither a participant nor his or her personal representative shall have any of the rights of a stockholder as to the shares with respect to which the option is being exercised, until the shares are issued as herein provided. In the event of any failure to take and pay for the number of shares specified in the notice of election on the date stated therein, the option shall terminate as to such number of shares, but shall continue with respect to any remaining shares subject to the option as to which exercise has not yet been made. Anything herein to the contrary notwithstanding, if any law or regulation of the Securities and Exchange Commission or of any other body having jurisdiction shall require the Corporation or a participant to take any action in connection with the shares specified in a notice of election before such shares can be delivered to such participant, then the date stated therein for the delivery of the shares shall be postponed until the fifth business day next following the completion of such action.

     (a) Payment in Cash. If the shares as to which the option is being exercised are to be paid for entirely in cash, such notice shall specify a date, not less than 10 nor more than 15 days after the date of the mailing of such notice, on which the shares will be taken and payment made therefor. On the date specified in the notice of election, the Corporation shall deliver, or cause to be delivered, to the participant stock certificates for the number of shares with respect to which the option is being exercised, against payment therefor and (if applicable) delivery to the Corporation of the certification described in Article XV below.

     (b) Request to Make Payment in Shares of the Corporation. As to each participant, if requested by such participant or his or her personal representative and approved by the Corporation management responsible for the day-to-day administration of the Plan, payment may be made by transfer to the Corporation of previously owned whole shares of the Corporation (which the participant has held for at least six months prior to the delivery of such shares, or which the participant purchased on the open market, and in each case for which the participant has good title, free and clear of all liens and encumbrances) or any combination of cash and such shares of the Corporation, having a fair market value, determined as of the close of business on the day preceding the transfer, equal to, but not exceeding, the full option price of the shares with respect to which the option is being exercised. Each request to exercise the payment alternative provided for hereunder shall be made by the delivery by the participant (or his or her personal representative, as the case may be) of written notice of such request to the Corporation, at such office as it may designate by agreement with the participant, stating the number of shares with respect to which the option is being exercised and that the participant desires to make payment by reason of such exercise in the shares of common stock or, if a combination of common stock and cash, the proportions thereof. The Corporation shall respond promptly to any such request. In no event will the denial of a participant's request to make payment of all or a portion of the option price in shares of the Corporation abridge the participant's rights to make payment as specified in Article XI(a) above.

   XII. Stock Appreciation Rights. The Corporation may, by action of the Committee, grant stock appreciation rights in connection with all or part of any option granted under the Plan, either concurrently with the grant of such option or at any time thereafter prior to the exercise or expiration of such option; provided, however, that any stock appreciation right related to an

Incentive Stock Option shall be granted at the same time that the Incentive Stock Option is granted. Such stock appreciation rights shall be evidenced by stock appreciation rights agreements not inconsistent with and subject to the same conditions and limitations as this Plan. A stock appreciation right shall be exercisable at such time as the Committee shall determine when granting such right, but shall not be exercisable with respect to any shares before the time the participant could exercise his or her option to purchase such shares under his or her related stock option. The stock appreciation right shall entitle the participant, in the event of his or her exercise of such right, to receive, without payment to the Corporation (other than applicable withholding taxes) the excess of the fair market value, on the date of such exercise, of the shares as to which the right is exercised over the option price of such shares. Such excess shall be paid (i) in shares of common stock by the transfer and delivery to the participant of that number of shares having an aggregate fair market value on the date of such exercise equal to such excess, or (ii) if requested by the participant and approved by the Committee, in cash or partially in cash and partially in shares. The stock appreciation right shall expire if and to the extent that the stock option issued in connection with it is exercised. Upon exercise of a stock appreciation right the shares covered by the related option shall not be available for the grant of further options under this Plan. Each exercise of a stock appreciation right shall be made by the delivery by the participant (or his or her personal representative, as the case may be) of written notice of such election to the Committee, in care of the Secretary of the Corporation, 101 East Erie Street, Chicago, Illinois 60611, identifying the related stock option, stating the number of shares with respect to which the stock appreciation right is being exercised and stating whether the participant desires to receive by reason of such exercise shares of common stock or cash or, if a combination of both, the proportions thereof. For purposes of this Plan, the date of exercise shall be the date when such notice of election is received. As soon as practical after the date of such receipt, the Corporation shall deliver or cause to be delivered to such participant, upon the participant's payment of the applicable withholding taxes, stock certificates for the number of shares requested in the notice of exercise, or if requested by the participant and approved by the Committee, cash or cash and stock certificates for shares as so approved.

   XIII. Restricted Stock Awards. The Committee may, in its discretion, grant restricted stock awards to such eligible individuals as may be selected by the Committee. Restricted stock awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

     (a) Number of Shares and Other Terms. The number of shares of the Corporation's common stock subject to a restricted stock award and the performance measures (if any) and restriction period applicable to a restricted stock award shall be determined by the Committee.

     (b) Vesting and Forfeiture. The formal written agreement relating to a restricted stock award shall provide, in the manner determined by the Committee in its discretion, and subject to the provisions of the Plan, (i) for the vesting of the shares of the Corporation's common stock subject to such award (A) if specified performance measures are satisfied or met during the specified restriction period or (B) if the holder of such award remains continuously in the employment of or service to a Company during the specified restriction period and (ii) for the forfeiture of the shares of the Corporation's common stock subject to such award (A) if specified performance measures are not satisfied or met during the specified restriction period or (B) if the holder of such award does not remain continuously in the employment of or service to a Company during the specified restriction period.

     (c) Share Certificates. During the restriction period, a certificate or certificates representing a restricted stock award may be registered in the holder's name and may bear a legend indicating that the ownership of the shares of the Corporation's common stock represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the formal written agreement relating to the restricted stock award. All such certificates shall be deposited with the Corporation, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Corporation, which would permit transfer to the Corporation of all or a portion of the shares of the Corporation's common stock subject to the restricted stock award in the event such award is forfeited in whole or in part. Upon termination of any applicable restriction period (and the satisfaction or attainment of applicable performance measures) and subject to the Corporation's right to require payment of any taxes in accordance with Article XIX, a certificate or certificates evidencing ownership of the requisite number of shares of the Corporation's common stock shall be delivered to the holder of such award.

     (d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the formal written agreement relating to a restricted stock award, and subject to the terms and conditions of a restricted stock award, the holder of such award shall have all rights as a stockholder of the Corporation, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of the Corporation's common stock; provided, however, that a distribution with respect to shares of the Corporation's common stock, other than a distribution in cash, shall be deposited with the Corporation and shall be subject to the same restrictions as the shares of the Corporation's common stock with respect to which such distribution was made.

   XIV. Action to Prevent Dilution. If any change is made in the stock subject to this Plan by reason of stock dividends, a stock split-up or similar corporate action, appropriate actions shall be taken by the Committee as to the number of shares and price per share of the stock subject to this Plan or to any award granted hereunder and to the maximum number of shares of the Corporation's common stock with respect to which awards may be granted under this Plan during any calendar year to any person in order to prevent dilution.

   XV. Securities Registration. In the event that at any time the Plan is not registered by the Corporation under the Securities Act of 1933, as amended, the issuance of shares under said Plan shall be subject to the following provision: a participant shall certify to the Corporation in such form as it shall require that he or she will receive and hold such shares for investment and not with a view to resale or distribution thereof to the public.

   XVI. Employment Obligations. The grant of an award under this Plan shall not impose any obligation on any of the Companies to continue the employment of any participant. Participation in this Plan shall not affect the eligibility of any participant for any profit sharing, bonus, insurance, pension, or other extra compensation plan which any of the Companies may have heretofore adopted or may at any time hereafter adopt for any employees and other key individuals who perform services therefor.

   XVII. Assignment and Designation of Beneficiary. Any option or stock appreciation right granted under the Plan shall, by its terms, be exercisable during the lifetime of the participant only by the participant. Any award granted under the Plan shall not be assigned, pledged or hypothecated in any way, shall not be subject to execution, and shall not be transferable by the participant otherwise than by will or the laws of descent and distribution or to be designated beneficiary in the event of the participant's death. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of any award granted hereunder contrary to the provisions hereof, and the levy of any attachment or similar proceedings upon any option or stock appreciation right, shall be null and void. A participant may file with the Corporation a written designation of one or more persons as such participant's beneficiary or beneficiaries (both primary and contingent) in the event of the participant's death. To the extent an outstanding option or stock appreciation right granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or stock appreciation right.

   Each beneficiary designation shall become effective only when filed in writing with the Corporation during the participant's lifetime on a form prescribed by the Corporation. The spouse of a married participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Corporation of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a participant fails to designate a beneficiary, or if all designated beneficiaries of a participant predecease the participant, then each outstanding option hereunder held by such participant, to the extent exercisable, may be exercised by such participant's executor, administrator, legal representative or similar person.

   XVIII. Liquidation. Upon the complete liquidation of the Corporation, any outstanding awards heretofore granted under this Plan shall be deemed canceled. In the event of the complete liquidation of the Company (other than the Corporation) employing the participant or for which he or she performs services or in the event such Company ceases to be a subsidiary of the Corporation, any outstanding awards granted hereunder shall be deemed canceled unless the participant shall become employed by or commences to render services to another Company (including the Corporation) concurrently with such event.

   XIX. Withholding Requirements. The Corporation shall have the right to require, prior to the issuance or delivery of any shares of the Corporation's common stock, payment by the holder of the award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the award. At the request of a participant or his or her personal representative, and subject to approval by the Corporation, the Corporation may satisfy any such tax withholding obligations by withholding from the number of shares to be delivered to the participant that number of shares (based on the then fair market value of the shares) equal to the amount of such tax to be withheld. In the alternative, and subject to approval by the Corporation, the participant may deliver to the Corporation in whole or partial satisfaction of such tax withholding obligations, previously owned whole shares to which the participant has good title, free and clear of all liens and encumbrances, which shall be valued for such purpose at the then fair market value of such shares.

   XX. Governing Law. Awards granted under this Plan shall be construed and shall take effect in accordance with the laws of the State of Illinois.

   XXI. Amendment and Construction. The Board may supplement, amend, suspend or discontinue this Plan at any time for any reason whatsoever; provided, however, unless the Board specifically otherwise provides, any revision or amendment that would cause this Plan to fail to comply with any applicable law or regulation if such revision or amendment were not approved by the stockholders of the Corporation shall not become effective unless and until the approval of the stockholders of the Corporation is obtained; and provided, further, however, that no award under this Plan may be altered or canceled, except in accordance with its terms, without the written consent of the participant to whom such award was granted. The Committee shall have the exclusive authority to administer this Plan and to construe the terms of this Plan and any award granted under it.

   XXII. Term of the Plan. No award shall be granted hereunder after 10 years from May 26, 1999.

P R O X Y

                         TRUE NORTH COMMUNICATIONS INC.
                         Annual Meeting of Stockholders
                                  May 26, 1999

          This Proxy is Solicited on Behalf of the Board of Directors.

The signatory hereby appoints DONALD L. SEELEY and THEODORE J. THEOPHILOS, or any of them, with full power of substitution, attorneys and proxies with the powers the signatory would possess if personally present to vote all the shares of Common Stock of the signatory in TRUE NORTH COMMUNICATIONS INC. at the an-nual meeting of its stockholders to be held at The University of Chicago Gradu-ate School of Business Conference Center--Sixth Floor, 450 North Cityfront Pla-za, Chicago, Illinois, on May 26, 1999 at 10:00 a.m., local time, to vote on the proposals set forth on the opposite side of this card. This card also con-stitutes voting instructions by the undersigned to the respective trustees of the trusts maintained under the True North Communications Inc. Retirement Plan and the True North Communications Inc. Profit Sharing and Savings Plan for BJK&E (the "Plans") for all shares, if any, votable by the undersigned and held of record by such trustees. If there are any shares for which voting instruc-tions are not timely received, and as respects any unallocated shares held un-der either Plan, the respective trustees will cause all such shares to be voted in the same proportion as such trustees vote shares for which timely instruc-tions are received.

(change of address/comments) ___________________________________________________

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   (If you have written in the above space, please mark the corresponding box on the reverse side of this card)
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted for the nominees for director listed in Proposal 1; for Proposal 2 to approve the amended and restated Stock Option Plan; and for Proposal 3 to ratify the appointment of Arthur Andersen LLP as independent auditors for 1999. If other business is presented at the Annual Meeting, this proxy will be voted on those matters in accordance with the best judgment of the named proxies.
                                                                   -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

[X] Please mark                                                            2739
    your votes as in
    this example.


INSTRUCTION: To withhold authority to vote for any individual nominee(s), strike the name(s) of such nominee(s) from the names listed below.

1. Proposal to elect 12 directors:
   David A. Bell, Ronald W. Bess, Joseph A. Califano, Jr., Donald M. Elliman, Jr., H. John Greeniaus, Leo-Arthur Kelmenson, Michael E. Murphy, Charles D. Peebler, Jr., J. Brendan Ryan, Donald L. Seeley, Marilyn R. Seymann and Stephen T. Vehslage
   FOR  WITHHELD
   [_]     [_]
2. Proposal to approve the amended and restated Stock Option Plan.
   FOR  AGAINST  ABSTAIN
   [_]    [_]      [_]
3. Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors for 1999.
   FOR  AGAINST  ABSTAIN
   [_]    [_]      [_]

Change of Address/Comments on Reverse Side [_]

The undersigned hereby acknowledges receipt of the Notice of the 1999 Annual Meeting of Stockholders and accompanying Proxy Statement.

Please sign below exactly as name appears. When shares are held by joint ten-ants, both should sign. When signing as Guardian, Executor, Administrator, At-torney, Trustee, etc. please give full title as such. If a corporation, sign in full corporate name, by President or other authorized officer, giving title. If a partnership, sign in partnership name by authorized person.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SIGNATURE(S)                                                DATE

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

                      [LOGO--TRUE NORTH FAMILY OF BRANDS]





                            [ARTWORK APPEARS HERE]